Exhibit 23.1
WESTMORELAND COAL COMPANY AND
SUBSIDIARIES EMPLOYEES’
SAVINGS PLAN
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statements (Nos. 333-66698 and 333-142132) on Form S-8 of Westmoreland Coal Company of our report dated June 25, 2010, with respect to the statement of net assets available for benefits of Westmoreland Coal Company and Subsidiaries Employees’ Savings Plan as of December 31, 2009 and 2008, and the statement of changes in net assets available for benefits and the supplemental schedule for the year ended December 31, 2009, which report appears in the December 31, 2009 Annual Report on Form 11-K of the Westmoreland Coal Company and Subsidiaries Employees’ Savings Plan.
Ehrhardt Keefe Steiner & Hottman
Denver, Colorado
June 25, 2010